Subscription Agreement

THIS SUBSCRIPTION AGREEMENT (the "Agreement") is made and entered into, effective as of the later of the dates appearing on the signature page hereof, by and between Analytical Surveys, Inc., a Colorado corporation (the "Company") and ____________________, a _________________________ (the "Purchaser").

Section 1. Subscription. The Purchaser, in connection with the Phase II Offering (as hereinafter defined), hereby subscribes, at the price of $1.00 per share, to (a) three hundred ninety thousand (390,000) shares of Series A Convertible Preferred Stock of the Company (the "Preferred Shares") and (b) that number of each of Class A Warrants and Class B Warrants (collectively, the "Warrants") computed as follows:

.5 X [$_______ divided by the Fixed Conversion Price]

It is agreed and understood that the terms and conditions of the Preferred Shares and the Class A and Class B Warrants shall be as stated in the certain Term Sheet executed by the Purchaser and the Company as of February __, 2006 (the "Term Sheet"), which Term Sheet is attached hereto as Addendum 1 and is incorporated herein by reference, as further amplified by the form of the Certificate of Designation, attached hereto as Exhibit A, and the forms of Class A Common Stock Warrant Agreement and Class B Common Stock Warrant Agreement, respectively, attached hereto as Exhibits B and C, respectively. Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed thereto in the Term Sheet.

Section 2. Representations and Warranties of the Company. The Company hereby makes the following representation and warranties to the Purchaser as of the date hereof and the Closing Date:

(a) Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Colorado and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects or financial condition of the Company and which is (either alone or together with all other adverse effects) material to the Company taken as a whole, and any material adverse effect on the transactions contemplated under the Term Sheet.

(b) Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement and all other documents contemplated in the Term Sheet (collectively, the "Transaction Documents") and to issue the Preferred Shares and the Warrants in accordance with the terms hereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or the Board of Directors (or any committee or subcommittee thereof) or the shareholders is required, (iii) the Transaction Documents will have been duly executed and delivered by the Company, (iv) the applicable Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application, and (B) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws and (v) the Preferred Shares and the Warrants, and the shares of the Company's no par value Common Stock (the "Common Stock") issuable upon the conversion of the Preferred Shares (the "Common Shares") and the exercise of the Warrants (the "Warrant Shares"), have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms of the Term Sheet and the Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances.

(c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock, of which as of the date hereof, 3,262,272 shares of Common Stock are issued and outstanding, 1,600,000 shares of Series A Preferred Stock ("Old Series") designated but none outstanding, and 618,567 shares of Common Stock are issuable and reserved for issuance pursuant to the Company's stock option plans or securities exercisable or exchangeable for, or convertible into, shares of Common Stock. All of such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Preferred Shares, the Warrants and the Common Shares and the Warrant Shares underlying any of the foregoing, will not (i) result in a violation of the Articles of Incorporation or its By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) to the Company's knowledge result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of NASDAQ) applicable to the Company or by which any property or asset of the Company is bound or affected.

(e) Absence of Litigation. Except for a letter of non-compliance from NASDAQ, dated December 30, 2005, and as described in the Company's filing with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "1934 Act"), there is no material action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, or the Company's officers or directors in their capacities as such.

(f) No Integrated Offering. Neither the Company, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Phase I Offering and the Phase II Offering (as hereinafter defined) to be integrated with prior offerings by the Company for purposes of the Securities Act of 1933 (the "1933 Act") or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of NASDAQ, nor will the Company take any action or steps that would cause such offerings to be integrated with other offerings.

(g) Disclosure. No representation or warranty by the Company in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the Company at the time of the execution of this Agreement, there is no information concerning the Company and its business which has not heretofore been in the Company's filings made with the SEC under the 1934 Act that would have a Material Adverse Effect.

Section 3. Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and the Closing Date:

(a) Accredited Investor Status; Sophisticated Purchaser. The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the 1933 Act. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Preferred Shares, the Warrants, the Common Shares and the Warrant Shares. The Purchaser is not registered as a broker or dealer under Section 15(a) of the 1934 Act, affiliated with any broker or dealer registered under Section 15(a) of the 1934 Act, or a member of the National Association of Securities Dealers, Inc.

(b) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested and materials relating to the offer and sale of the Preferred Shares, the Warrant, the Common Shares and the Warrant Shares which have been requested by the Purchaser or its advisors. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. In determining whether to enter into this Agreement and purchase the Preferred Shares, the Purchaser has relied solely on the written information contained in the Company's Annual Report on SEC Form 10-KSB for its fiscal year ended September 30, 2005, and such other filings made by the Company with the SEC since September 30, 2005 to the Closing Date. The Purchaser has not received nor relied upon any oral representation or warranty relating to the Company, this Agreement, the Preferred Shares, or any of the transactions or relationships contemplated thereby. The Purchaser understands that its purchase of the Preferred Shares and the Common Shares and the Warrant Shares involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Preferred Shares and the Common Shares.

(c) No Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Preferred Shares, the Warrants, or the Common Shares and the Warrant Shares or the fairness or suitability of the investment in the Preferred Shares, the Warrants, the Common Shares and Warrant Shares nor have such authorities passed upon or endorsed the merits thereof.

(d) Legends. The Company shall issue the Preferred Shares, and certificates for the Common Shares, and if applicable, the Warrant Shares, to the Purchaser without any legend except as described in Section 5(c) below. The Purchaser covenants that, in connection with any transfer of Common Shares or Warrant Shares by the Purchaser pursuant to the registration statement contemplated under the Term Sheet, it will comply with the applicable prospectus delivery requirements of the 1933 Act, provided that copies of a current prospectus relating to such effective registration statement are or have been supplied to the Purchaser.

(e) Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other agreement entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

(f) No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, by-laws or other documents of organization of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is bound, or (iii) result in a violation of any law, rule, regulation or decree applicable to the Purchaser.

(g) Investment Representation. The Purchaser is purchasing the Preferred Shares and the Warrant for its own account and not with a view to distribution in violation of any securities laws. The Purchaser has been advised and understands that neither the Preferred Shares, the Warrants, nor the Common Shares or Warrant Shares issuable upon conversion or exercise thereof have been registered under the 1933 Act or under the "blue sky" laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the 1933 Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. The Purchaser has been advised and understands that the Company, in issuing the Preferred Shares and the Warrants, is relying upon, among other things, the representations and warranties of the Purchaser contained in this Section 3 in concluding that such issuance is a "private offering" and is exempt from the registration provisions of the 1933 Act.

(h) Rule 144. The Purchaser understands that there is no public trading market for the Preferred Shares or Warrants, that none is expected to develop, and that the Preferred Shares and Warrants must be held indefinitely unless and until such Preferred Shares and the Warrants, or if applicable, the Common Shares or Warrant Shares received upon conversion or exercise thereof are registered under the 1933 Act or an exemption from registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act.

(i) Brokers. Except as shown on Schedule 3(i) attached hereto, the Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or the Purchaser relating to this Agreement or the transactions contemplated hereby.

(j) Certain Trading Activities. During the thirty (30) calendar days before the date of this Agreement, the Purchaser has not directly or indirectly, nor has any person or entity acting on behalf of or pursuant to any understanding with such Purchaser, engaged in any trading of Common Stock including Short Sales (as defined below), and no open position or Short Sale exists on the date hereof in the name or on behalf of, or in conjunction with, such Purchaser. "Short Sales" include, without limitation, all kinds of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and broker-dealers or foreign regulated brokers having the effect of hedging the securities purchased or investment made under this Agreement.

Section 4. Covenants.

(a) Covenants Contained in the Term Sheet. The Company shall and hereby does confirm and affirm its obligation to perform the obligations contained in the Term Sheet, including, but not limited to, those set forth in the paragraphs denoted as "Registration Rights," "Use of Proceeds" and "Lock-Up." In addition, the Company shall not, before the expiration of the six-month period commencing upon the effectiveness of the Registration Statement (as such term is defined in the Term Sheet), issue or sell any shares of its Common Stock, any securities convertible into, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of the Common Stock or any such securities (other than (i) shares of Common Stock or options to purchase such shares issued to employees, consultants, officers or directors in accordance with stock plans approved by the Board of Directors, (ii) shares of Common Stock issuable under options or warrants that are outstanding as of the Final Closing Date or (iii) shares of Common Stock issued pursuant to a stock dividend, split or other similar transaction) ("Additional Common Stock")at an effective price per share of Common Stock which is less than the Fixed Conversion Price, without the written approval of the holders of at least seventy percent (70%) of the Preferred Shares then issued and outstanding. Any shares of Additional Common Stock issued without such approval shall be null and void.

(b) Corporate and Securities Compliance. The Company shall take all necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares and the Warrants hereunder and the Common Shares and Warrant Shares issuable upon conversion or exercise thereof, including, but not limited to, the prompt filing, after the Closing Date, of Articles of Amendment to its Articles of Incorporation to authorize the issuance of the shares of Series A Convertible Preferred Stock and to extinguish the Old Preferred in accordance with the Certificate of Designation.

(c) Reservation of Shares; Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares and exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Preferred Shares and exercise of the Warrants.

(d) Form D; Blue Sky Laws. The Company shall file a Form D with respect to the Preferred Shares and the Warrants, in accordance with Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Preferred Shares, the Warrants, the Common Shares and Warrant Shares for sale to the Purchaser under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date; provided, however, that the Company shall not be required in connection therewith to register or qualify as a foreign corporation in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation, in each case, in any jurisdiction where it is not now so subject.

(e) Material Changes. On or before the Closing Date, the Company shall forthwith notify the Purchaser of any material change affecting any of its representations, warranties, undertakings and indemnity at any time prior to payment being made to the Company on the Closing Date.

(f) Prohibition on Net Short Positions. From and including the date of this Agreement, the Purchaser agrees that such Purchaser shall not maintain a Net Short Position. "Net Short Position" shall mean that the aggregate number of shares of Common Stock held in a short position by such Purchaser exceeds the sum of (i) the number of shares of Common Stock owned by such Purchaser, plus (ii) the number of Common Shares issuable to such Purchaser.

(g) Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions to Closing described in this Agreement.

Section 5. Closing.

(a) Timing. The purchase and sale of the Preferred Shares and the Warrants shall take place on the date (the "Final Closing Date") which is not later than two (2) business days after the receipt by the Escrow Agent (as hereinafter defined) of $760,000, representing the subscription price of 760,000 shares of Series A Convertible Preferred Stock (and the applicable Warrants). Should the Final Closing Date not occur on or before February 28, 2006, the funds received by the Escrow Agent from the Purchaser as of such date shall be returned to the Purchaser. The name and address of the Escrow Agent and the appropriate wiring instructions are set forth in Schedule 5(a) attached hereto.

(b) Deliveries at Closing. At closing on the Closing Date, the Company shall deliver to the Purchaser (i) a certificate representing the Preferred Shares, (ii) a fully executed Class A Common Stock Warrant Agreement and (iii) a fully executed Class B Common Stock Warrant Agreement. It is agreed and understood that, for purposes of (i) determining the number of the Warrant Shares, the Fixed Conversion Price applicable as of the Final Closing Date shall be used, and, similarly, (ii) fixing the dates applicable under the paragraphs of the Term Sheet denoted as "Warrants" and "Registration Rights," the Final Closing Date shall be used.

(c) Legend. The certificate representing the Preferred Shares and any certificate representing the Common Shares or the Warrant Shares issued upon conversion or exercise thereof, prior to the Common Shares or the Warrant Shares being registered under the 1933 Act for resale or available for resale under Rule 144 under the 1933 Act, shall be stamped or otherwise imprinted with a legend in substantially the following form:

These Securities Have Not Been Registered For Offer or Sale Under The Securities Act Of 1933 Or Any State securities laws. They May Not Be Sold Or Offered For Sale Except Pursuant To An Effective Registration Statement Under Said Act And Any Applicable State Securities Law Or An Applicable Exemption From Such Registration Requirements.

Section 6. Miscellaneous

(a) Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(d) Entire Agreement; Amendments; Waivers.

(i) This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(ii) The Purchaser may at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as the Purchaser may specify in such notice) any of its rights under any of the Transaction Documents to acquire shares of Common Stock from the Company, in which event such waiver shall be binding against the Purchaser in accordance with its terms; provided, however, that the voluntary waiver contemplated by this sentence may not reduce the Purchaser's obligations to the Company under the Transaction Documents.

(e) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Analytical Surveys, Inc.
9725 Datapoint Drive, Suite 300B
San Antonio, Texas 78229
ATTN: Lori Jones
Telephone: (210) 657-1500, ext. 207
Facsimile: (210) 599-3162

With a copy to:

Dinur & Associates, P.C.
990 Hammond Drive, Suite 760
Atlanta, Georgia 30328
ATTN: Daniel D. Dinur, Esq.
Telephone: (770) 395-3170
Facsimile: (770) 395-3171

If to the Purchaser:

ATTN:
Telephone:
Facsimile:

Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service.

(f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Permitted Assignee (as defined below). The Purchaser may assign some or all of its rights hereunder to any assignee of the Preferred Shares (in each case, a "Permitted Assignee") provided that the Company consents to such assignment and that any such assignment shall not release the Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

(g) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(h) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed as of the date and year first above written.
COMPANY: ANALYTICAL SURVEYS, Inc. By:_______________________________ Lori Jones Date Its: Chief Executive Officer	PURCHASER: _____________________________________ By: __________________________________ By: Name Title Date

ADDENDUM 1

Analytical Surveys, Inc.

Term Sheet

Issuer	Analytical Surveys, Inc. (the "Company") (NASDAQ: ANLT)
Purchase Price	$750,000 of two year 7% Class A Preferred Stock (the "Shares") and Warrants.
Investor Participation	Accredited Investors
Per Investor Limit

In no event shall the aggregate investment of any one Investor result in such Investor owning more than 4.99% of the outstanding voting securities of the Company. This limitation shall apply to the conversion of the Shares and exercise of the Warrants.

Conversion Price into Common Stock	The Shares conversion price will be a Fixed Conversion Price of the lesser of (i) $1.2835, or (ii) 90% of the average of the closing bid prices for the 5 trading days preceding the Closing Date.
Redemption

Provided an Event of Default has not occurred, the Company may redeem any unconverted Shares after the effective date of the registration statement described below upon 15 trading days prior notice during which time an Investor may convert the Shares to be redeemed at the Fixed Conversion Price. Such payment shall be equal to 115% of the face amount and 100% of the accrued dividends.

Dividends

At the rate of 7% per year, payable as follows: until the effectiveness of the registration statement monthly in cash and after the effectiveness of the registration statement monthly in cash but only after giving the Investor a 15 trading days notice during which the Investor can elect to be paid the dividend in registered shares of common stock, the number of which is determined by dividing the dividend amount by the Fixed Conversion Price.

Offering Exemption	The Shares will be issued pursuant to an offering exemption in compliance with Regulation D.
Warrants

The Company will issue to the Investors one Class A Warrant for each two shares of common stock into which the Shares are convertible on the Closing Date assuming complete conversion on the Closing Date. The A Warrants will be exercisable from six months after the Closing Date until 3 years after the effective date of the registration statement at an exercise price equal to 101% of the closing bid price on the Closing Date.

The Company will issue to the Investors one Class B Warrant for each two shares of common stock into which the Shares are convertible on the Closing Date assuming complete conversion on the Closing Date. The B Warrants will be exercisable from six months after the Closing Date until 3 years after the Closing Date at an exercise price of 112% of the closing bid price on the Closing Date.

Registration Rights

The Company shall file a registration statement on Form S-3, SB-2 (or any other applicable form exclusively for this offering) within 45 days after the Closing Date and have it declared effective within 150 days after the Closing Date to register 100% of the shares of common stock issuable upon conversion of all Preferred Stock and all shares issuable upon exercise of all Warrants. If the registration statement is not filed on time or effective on the sooner of (i) within 3 days after the Commission states that there will be no review or that the Commission has no further comments, or (ii) upon the occurrence of other registration-related default matters, the Company shall pay liquidated damages of 2% per 30 days or part thereof for any registration default. Such damages may be paid by the Company in registered common stock valued at the Fixed Conversion Price.

Use of Proceeds	At Company's option, but not for paying dividends or redemption of other securities.
Finder

The Finder will receive a cash fee of __% of the Purchase Price and an amount of Class A and Class B Warrants equal to 25% of the Class A and Class B Warrants issued to the Investors, all Warrants being on the same terms and conditions as the Warrants issued to the Investors.

Lock-Up

For so long as more than $150,000 in Shares remains outstanding, management and other insiders will agree not to sell any securities of the Company owned by them until the registration statement has been effective for six months.

AGREED AND ACCEPTED THIS ______ DAY OF FEBRUARY, 2OO6:

Purchaser:

ANALYTICAL SURVEYS, INC.

By:_________________________________ By:__________________________________

Name: Title Date Name: Title Date

Finder:

By:
Name Title Date